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NIKE, Inc. announces Board Member John Donahoe will succeed Mark Parker as President & CEO in 2020
Parker to become Executive Chairman

BEAVERTON, OR (Oct. 22, 2019) - The Board of Directors of NIKE, Inc. (NYSE:NKE) announced today that John Donahoe will be appointed as the company’s new President and Chief Executive Officer, effective Jan. 13, 2020. At the same time, Mark Parker, CEO since 2006 and Chairman, President & CEO since 2016, will become Executive Chairman and continue to lead the Board of Directors and work closely with Donahoe and the senior management team.

“This is an exciting time for Nike where we see brand strength and momentum throughout the world and great opportunity for future growth,” said Parker. “I am delighted John will join our team. His expertise in digital commerce, technology, global strategy and leadership combined with his strong relationship with the brand, make him ideally suited to accelerate our digital transformation and to build on the positive impact of our Consumer Direct Offense. I look forward to continuing to lead the Board as Executive Chairman, as well as partnering closely with John and the management team to help him transition to his new role.”

“It is an honor to become President and CEO of this amazing, innovative company, and to join the more than 76,000 talented and passionate employees dedicated to serving athletes,” said Donahoe. “Over the last five years, I’ve been proud to be connected to Nike through my role on the Board and now look forward to being a full-time member of the team, working even more closely with Mark, building on Nike’s success and seizing the opportunities ahead.”

Donahoe is the current President and CEO of ServiceNow, Inc. and also serves on its Board of Directors. He is Chairman of PayPal Holdings, Inc. From 2008 through 2015, he was President and CEO of eBay, Inc. and previously was the CEO and Worldwide Managing Director of Bain & Co. from 1999 to 2005, and a Managing Director from 1992 to 1999. He earned a bachelor’s degree in Economics from Dartmouth College and an MBA from Stanford University.

Donahoe will remain on the Board of Nike where he has been a member since 2014.

About NIKE, Inc.
NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.